Exhibit 10.13

SECOND AMENDMENT
TO
EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

This second amendment (“Second Amendment”) to the Executive Supplemental Compensation Agreement (“Agreement”) dated September 15, 2005 is made and entered into this 31st day of December, 2008, by and between Nevada Security Bank, a Nevada state banking corporation (the “Employer”), and John Donovan, an individual residing in the State of Nevada (hereinafter referred to as the “Executive”).

RECITALS

WHEREAS, the Executive is an employee of the Employer and is serving as its Executive Vice President and Chief Credit Officer;

WHEREAS, the Employer has provided Executive with certain salary continuation benefits as set forth in the Agreement;

WHEREAS, Employer and Executive desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the rules promulgated thereunder and make certain conforming changes to the Agreement.

NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Executive and the Employer agree to amend the Agreement as follows:

1.                                       Section 1.14 of the Agreement is amended to read in the entirety as follows:

Involuntary Termination.  The term “Involuntary Termination” shall mean a Separation of Service due to the termination of the Executive’s employment by the Employer for any reason other than Termination for Cause, Voluntary Termination, Early Retirement or Retirement of the Executive.

2.                                       Section 1.10 of the Agreement is amended to read in the entirety as follows:

Early Retirement.  The term “Early Retirement” shall mean shall mean a Separation of Service due to the Retirement by the Executive that is memorialized in an irrevocable writing signed by the Executive and delivered to the Employer and be effective on the first date which satisfies all of the following conditions:

(a)                      It shall be a date after Executive reaches age 62 and prior to Executive attains age 65; and

(b)                     It shall be the date on which the Executive has a Separation from Service.

3.                                       Section 1.15 of the Agreement is amended to read in the entirety as follows:

Voluntary Termination.  The term “Voluntary Termination” shall mean a Separation of Service due to the voluntary resignation by the Executive that is memorialized in a writing signed by the Executive and delivered to the Employer; provided that such termination of employment is not Termination for Cause, Early Retirement or Retirement of the Executive as determined by the Employer in good faith.

4.                                       A new Section 1.15A shall be added to the Agreement and read in the entirety as follows:

Separation of Service.  The term “Separation from Service” shall mean the Executive’s service as an executive and/or independent contractor to the Employer and any member of a controlled group that includes Employer, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Employer, Disability or the Executive’s death.  Whether a Separation from Service takes place is determined based (i) on the facts and circumstances surrounding the termination of the Executive’s employment, (ii) whether the Employer and the Executive intended for the Executive to provide significant services for the Employer following such termination and (iii) the application of facts and circumstances in view of the presumptions contained in the regulations to section 409A of the Code.  For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Employer shall have the sole and absolute right to decide the dispute.

5.                                       Section 3.3 of the Agreement is amended in the entirety to read as follows:

3.3  Benefit Payments in the Event of Disability.  In the event the Executive becomes Disabled while actively employed by the Employer at any time after the effective date of this Agreement, but prior to Retirement, the Executive shall be paid the Annual Benefit (with the Applicable Percentage at 100%) each year for the remainder of Executive’s life in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive becomes Disabled and continuing until the Executive’s death.  No payments shall be made to Executive, beneficiary or estate pursuant to this Section 3.3 after Executive’s death.

6.                                       Section 3.4 of the Agreement is amended in the entirety to read as follows:

3.4  Benefits Payable Upon a Change in Control.  In the event of a Change in Control then the Executive shall be entitled to be paid the Annual Benefit (determined with the Applicable Percentage being equal to 100% each year for the remainder of Executive’s life or 20 years whichever is less, on a monthly basis beginning on the first day of each month, beginning with the month following the Change in Control and continuing to the earlier of Executive’s death or 20 years.  In the event of Executive’s death prior to receiving the full benefit payable under this Section 3.4, the Executive’s legal representative shall be paid the remaining Annual Benefit as if the Executive had survived to the date of the final payment provided for by this Section 3.4.  If Executive is entitled to receive benefits pursuant to this Section 3.4, Executive shall not be entitled to payment of benefits under any other section of this Agreement.

7.                                       Section 3.5 of the Agreement is amended in the entirety to read as follows:

3.5  Involuntary Termination.  In the event of an Involuntary Termination with respect to Executive that occurs prior to Executive having three full years of service with Employer, then the Executive and Employer agree that no payments shall be made to Executive pursuant to this Agreement.

In the event of an Involuntary Termination with respect to Executive that occurs after Executive has three or more full years of service with Employer, then the Executive and Employer agree that Executive shall receive the Annual Benefit each year for the remainder of Executive’s life beginning with the month following the month in which the Executive attains 65 years of age, provided however, that payment of these benefits shall be delayed if Executive is a “specified employee,” as defined in § 409A(a)(2)(B)(i) of the Code, and such delayed payment is required by §409A of the Code or regulations promulgated thereunder.  Such delay shall last six months from the date of Involuntary Termination.  On the day following the end of the six-month period, the Employer shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this deferral requirement.  No further payments shall be made to Executive, beneficiary or estate pursuant to this Agreement as amended after Executive’s death.

8.                                       Section 3.6 of the Agreement is amended in the entirety to read as follows:

3.6  Voluntary Termination.  In the event of a Voluntary Termination with respect to Executive that occurs prior to Executive’s having ten years of service with Employer, then Executive and Employer agree that no benefits are to be paid by the Employer to Employee pursuant to this Agreement.

In the event of a Voluntary Termination with respect to Executive that occurs after Executive having ten or more full years of service with Employer, then Executive and Employer agree that Employer shall pay the Executive the Annual Benefit (with the Applicable Percentage being equal to 100% each year for the remainder of Executive’s life on a monthly basis beginning on the first day of each month, beginning with the month following the month in which the Executive attains age 65, provided however, that payment of these benefits shall be delayed if Executive is a “specified employee,” as defined in § 409A(a)(2)(B)(i) of the Code, and such delayed payment is required by §409A of the Code or regulations promulgated thereunder.  Such delay shall last six months from the date of Voluntary Termination.  On the day following the end of the six-month period, the Employer shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this deferral requirement.  No further payments shall be made to Executive, beneficiary or estate pursuant to this Agreement as amended after Executive’s death.

Except as amended hereby, the provisions of the Agreement remain in full force and effect and the enforceability thereof is not affected by this Amendment.

IN WITNESS WHEREOF, the parties to this Amendment have duly executed this Amendment as of the day and year first above written.

NEVADA SECURITY BANK

By:	/s/ Ed Allison	/s/ John Donovan
Ed Allison, Chairman of the Board		John Donovan